UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2019

BADU HOLDINGS, INC.

(Name of Small Business Issuer in its Charter)

Nevada	333-232788	83-2897016
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization	File Number)	Identification Number)

2640 Main Street

Irvine, CA 92614

(Address, Including Zip Code of Principal Executive Offices)

949-310-5390

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Offiers; Compensatory Arrangements of Certain Officers.

(a) On November 14, 2019, Wayne Danson tendered his resignation as a member of the Board of Directors of Badu Holdings, Inc. (the “Company”), effective immediately.

(d) On that same date, the Company’s Board of Directors elected James Campigli to fill the vacancy created by the resignation of Mr. Danson.

Mr. Campigli joined Badu Networks, Inc. as a Marketing Advisor in August 2017 and became the Company’s Chief Marketing Officer (CMO) in September 2018. He is a highly-accomplished entrepreneur, senior executive, and board member with over three decades of success in the enterprise software industry at companies ranging in size from startups to the Fortune 500, including SAP, and BEA Systems, acquired by Oracle in 2008. From 2005 to 2017, Jim was Co-Founder, Executive Director and CMO of WANdisco, a company focused on data replication over wide area networks. He was part of the team that led the company to its highly successful IPO on the London Stock Exchange in 2012. He also played an instrumental role in securing an OEM with IBM (the company’s first), led the marketing effort for the IBM channel, and wrote numerous blogs for IBM’s Big Data and Analytics Hub. Because of Mr. Campigli’s extensive experience and expertise in strategic marketing, product marketing, channel marketing and product management, the Company believes he is highly qualified to serve in his current roles.

In accordance with the Company’s Board compensation policy, Mr. Campigli will be paid an annual amount of $50,000, which at the Company’s discretion may be paid in Company stock. In addition, he will be paid $1,500 per in person Board meeting and $500 per telephonic meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2019

Badu Holdings, Inc.

/s/ John E. Donahue
By: Chief Financial Officer